Exhibit 10.1
EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into this 10th day of May, 2008, by and among Rick’s Cabaret International, Inc., a Texas corporation (“Rick’s”), its wholly owned subsidiary, RCI Entertainment (Northwest Highway), Inc., a Texas corporation (hereinafter the “Purchaser”), North by East Entertainment, Ltd., a Texas limited partner (hereinafter the “Seller”) by and through its General Partner, Northeast Platinum, L.L.C. doing business as Platinum Club II, and John Auletta (“Auletta”)

WHEREAS, Auletta owns 100% of the limited partnership interest of the Seller and 100% of the membership interest of Northeast Platinum, L.L.C., the general partner of the Seller; and

WHEREAS, the Seller presently owns a business that operates an adult entertainment cabaret known as “Platinum Club II” (the “Business” or “PLATINUM”) located at 2501 Northwest Highway, Dallas, Texas 75220 (the “Real Property” or the “Premises”); and

WHEREAS, Seller desires to sell, transfer and convey all of the assets owned by it which are associated or used in connection with the operation of PLATINUM to the Purchaser, on the terms and conditions set forth herein; and

WHEREAS, the Purchaser desires to purchase the assets from Seller on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE ASSETS

Section 1.1    Assets of Seller to be Transferred to Purchaser.  On the Closing Date (as defined in Section 4.1 hereof), and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned to Purchaser free and clear of all liens and encumbrances, and Purchaser shall acquire all of the tangible and intangible assets and personal property of every kind and description and wherever situated of the business of PLATINUM from the Seller, including but not limited to, the following personal property of the Seller:

(i)
all of the tangible and intangible assets and personal properties of every kind and description and wherever situated of the business of PLATINUM, including, without limitation, inventories, furniture, fixtures, equipment (including office and kitchen equipment), computers and software, appliances, sign inserts,  sound and lighting and telephone systems not incorporated into the building, telephone numbers, and other personal property of whatever kind and nature owned or leased by Seller, installed, located, situated or used in, on, or about, or in connection with the operation, use and enjoyment of the Premises and all other items on the subject Premises and used in connection with the operation of PLATINUM;

(ii)
all of Seller's inventory of supplies, accessories and any and all other items of personal property of whatever nature, sold by the Seller in the operation of PLATINUM  (the "Inventory"), provided that the transfer of any alcoholic inventory shall be done in accordance with the regulations of the TABC;

(iii)	all supplies (other than Inventory) and other "consumable supplies" used in connection with the operation of PLATINUM (the "Supplies");

(iv)	all of Seller's right, title, and interest, as lessee, of any and all equipment leased by Seller and located at PLATINUM (the "Leased Equipment");

(v)
all right, title, and interest of Seller to the use of the telephone numbers presently being used by the Business, including all rotary extensions thereto, and all advertisements in the "Yellow Pages", "City Directory" and other similar publications (the "Telephone Numbers") and after the Closing, Purchaser shall assume all expenses for the Telephone Numbers and advertising; and

(vi)	copies of Seller's lists of suppliers compiled in connection with the operation of PLATINUM which are requested by Purchaser (the "Records").

All of the items set forth in this Section 1.1 are collectively referred to as the “Purchased Assets”.

Section 1.2    Excluded Assets.  Specifically excluded from the Purchased Assets are the corporate seals, books, accounting records and records related to corporate governance of the Seller, cash on hand at time of Closing, those assets listed on Exhibit 1.2 hereto, and any and all necessary permits and authorizations which are needed to conduct an adult entertainment business serving alcoholic beverages at PLATINUM, which Purchaser acknowledges that it will need for such purpose, including  its sexually oriented business permit and license (hereinafter collectively referred to as the “Excluded Assets”).  In the event that the parties agree to transfer the cash on hand at Closing from the Seller to the Purchaser, then the Purchaser will agree to pay Seller for such cash amount.

Notwithstanding the foregoing, Seller agrees to cooperate with Purchaser by surrendering its necessary permit to conduct an adult entertainment business upon closing of this Agreement, receipt of the Purchase Price and issuance to Purchaser by the City of Dallas its necessary permit to conduct an adult entertainment business on the Premises.  Similarly, Seller agrees to cooperate with Purchaser in obtaining necessary licenses and permits to serve alcoholic beverages on the premises, including the potential use of existing licenses and permits, if appropriate, and by surrendering such licenses and permits necessary to serve alcoholic beverages on the Premises upon Closing of this Agreement, receipt of the Purchase Price and issuance to Purchaser of the necessary permits and licenses necessary to serve alcoholic beverages on the Premises.

Section 1.3    Intent of the Parties.  Although the Exhibits to this Agreement are intended to be complete, in the event such Exhibits fail to contain the description of any asset belonging to Seller which is used solely for the business of PLATINUM at the Premises, such assets shall nonetheless be deemed transferred to Purchaser at the Closing.

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ARTICLE II
NO ASSUMPTION OF LIABILITIES

Section 2.1    Excluded Liabilities.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall have no obligation and is not assuming, and Seller shall retain, pay, perform, defend and discharge all of the liabilities and obligations of every kind whatsoever related or connected to the Purchased Assets or the business of PLATINUM arising or accruing prior to the Closing Date, whether disclosed or undisclosed, known or unknown on the Closing Date, direct or indirect, absolute or contingent, secured or unsecured, liquidated or unliquidated, accrued or otherwise, whether liabilities for taxes, liabilities of creditors, liabilities arising under any profit sharing, pension or other benefit under any plan of Seller, liabilities to any Governmental Agency (as hereinafter defined) or third parties, liabilities assumed or incurred by Seller by operation of law or otherwise (collectively, the “Excluded Liabilities”), including, but not limited to, (i) contractual liabilities arising from PLATINUM’S business or ownership of the Purchased Assets prior to the Closing Date, and (ii) any taxes owing by Seller, whether occurring before or after Closing and whether related to the business of PLATINUM, the Purchased Assets or otherwise and any Liens on the Purchased Assets relating to any such taxes.

Section 2.2    Taxes.  Seller shall pay when due any sales, transfer, excise, or other taxes which may be imposed in any jurisdiction in connection with or arising from the sale and transfer of any of the Purchased Assets to Purchaser.

Section 2.3    Bulk Sales Laws.  Seller acknowledges that any applicable provisions of any tax clearance or bulk sales laws pertaining to the transactions contemplated by this Agreement are  being complied with and that Seller agrees to indemnify and hold harmless Purchaser from and against any and all liabilities arising out of or relating to any such tax clearance or bulk sales law.  Any such liability shall be an Excluded Liability.

ARTICLE III
PURCHASE PRICE FOR
THE PURCHASED ASSETS

Section 3.1    Purchase Price.  As consideration for the purchase of the Purchased Assets, Purchaser shall pay to Seller, at Closing, $1,500,000.00, payable by cashier’s check, certified funds or wire transfer.  The $1,500,000.00 cash payment is referred to as the “Purchase Price”.

ARTICLE IV
CLOSING

Section 4.1    The Closing.  The closing of the transactions provided for in this Agreement (the “Closing”) shall take place on the later of: (i) June 10, 2008; or (ii) ten (10) days after the approval of Purchaser’s application for a Sexually Oriented Business License by the City of Dallas and the transfer of all other permits utilized to operate the Club to Purchaser or affiliates of Purchaser (the “Closing Date”), provided however that in no event shall the Closing Date be later than August 31, 2008.  The parties hereto hereby agree that the Closing Date shall be extended until August 31, 2008, if the Purchaser determines, in its sole discretion, to extend the Closing Date if the City of Dallas denies the initial transfer of the sexually oriented business and the Purchaser elects to appeal that decision.  The parties have agreed further to close at the law offices of Quilling, Selander, Cummiskey & Lownds, P.C., 2001 Bryan Street, Suite 1800, Dallas, Texas 75201, or at such other place as agreed upon in writing among the parties hereto.

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Section 4.2    Delivery and Execution.  At the Closing: (a) the Seller shall deliver to Purchaser all instruments of assignment and bills of sale necessary to transfer to Purchaser good and marketable title to the Purchased Assets free and clear of all liens, charges or encumbrances against delivery by Purchaser to the Seller of payment in an amount equal to the Purchase Price of the Purchased Assets being purchased by Purchaser in the manner set forth herein; (b) the Seller and Purchaser shall deliver the various certificates, instruments and documents (and shall take the required actions) referred to in Articles VII and VIII below; and (c) the Related Transactions (as defined below) shall be consummated concurrently with the Closing.

Section 4.3    Related Transactions.  In addition to the purchase and sale of the Purchased Assets, the following actions shall take place contemporaneously at the Closing (collectively, the "Related Transactions"):

(i)           Covenant Not to Compete.  At Closing, Auletta will enter into a five (5) year covenant not to compete either directly of indirectly, with the adult nightclub presently known as PLATINUM CLUB II by operating an establishment with an urban theme that both serves liquor and provides live female nude or semi-nude adult entertainment in Dallas County,  Tarrant County, Texas, or any of the adjacent counties thereto; provided, however, that any Non-Competition Agreement will permit Auletta the right to own and/or operate an establishment without an urban theme that both serves liquor and provides live female nude or semi-nude adult entertainment in Dallas County, Texas, Tarrant County, Texas, or any of the adjacent counties thereto.

(ii)           Real Estate Purchase and Sale Agreement  to Purchase Real Property.  RCI Holdings, Inc., a Texas corporation (“RCI”) and WIRE WAY, LLC, a Texas limited liability company (“Wire Way”) will enter into a REAL ESTATE PURCHASE AND SALE AGREEMENT pursuant to which RCI will purchase the Real Property from Wire Way (the “Real Estate  Agreement”), pursuant to which  the purchase and sale of the Real Property shall be governed.  A true and correct copy of the Real Estate Agreement is attached hereto as Exhibit 4.3(ii).

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF AULETTA AND THE SELLER

Auletta and the Seller hereby represent and warrant to Purchaser and Rick’s as follows:

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Section 5.1    Organization, Good Standing and Qualification.  The Seller (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to operate the Business, and (iii) is duly qualified to transact business and is in good standing in Texas.

Section 5.2    Ownership of the Purchased Assets.  Seller owns or will own at Closing, all of the Purchased Assets free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances. Seller has the unrestricted right and power to transfer, convey and deliver full ownership of the Purchased Assets without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority.  Upon the transfer of the Purchased Assets to Purchaser as contemplated herein, Purchaser will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions.

Section 5.3    Authorization.  The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  All action on the part of the Seller necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein have been taken or will be taken prior to the Closing Date by the Seller. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid and binding obligations of the Seller enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting creditors’ rights generally or by general equitable principles.

Section 5.4    No Breaches; Consents.  Except as set forth in Schedule 5.4, the execution, delivery, and performance of this Agreement and the transactions contemplated hereby by the Seller does not:  (i) violate any provision of its Articles of Organization or Regulations; (ii) conflict with, violate, or constitute a breach of or a default under; (iii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Purchased Assets; or (iv) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of:  (a) any applicable Legal Requirement; or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which the Seller is a party or by which the Purchased Assets may be bound or affected.  For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties.  For purposes of this Agreement, "Legal Requirement" means any law, statute, injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Section 5.5    Pending Claims.  Except as set forth in Schedule 5.5, there is no known claim, suit, arbitration, investigation, action or other proceeding, whether judicial, administrative or otherwise, now pending or, to the best of the Seller’s or Auletta’s knowledge, threatened before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability or other determination which will or could reasonably be expected to have any effect upon the Seller, or the business of PLATINUM or the operation of PLATINUM after the Closing Date, nor is there any basis known to the Seller or Auletta for any such action.  No litigation is pending, or, to the Seller’s or Auletta’s knowledge, threatened against the Seller, or the business of PLATINUM, or the Purchased Assets which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated hereby. Seller is not subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against them which would affect the Seller or the Business.

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Section 5.6    Taxes.  The Seller has timely and accurately prepared and filed all federal, state, foreign and local tax returns and reports required to be filed prior to such dates and have timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales taxes and withholding or other payroll related taxes shown on such returns.  The Seller is not delinquent in the payment of any tax or governmental charge of any nature.  Neither the Seller nor Auletta has knowledge of any liability for any tax to be imposed by any taxing authorities as of the date of this Agreement and as of the Closing that is not adequately provided for.  No assessments or notices of deficiency or other communications have been received by the Seller with respect to any tax return which has not been paid, discharged or fully reserved against and no amendments or applications for refund have been filed or are planned with respect to any such return.  None of the federal, state, foreign and local tax returns of the Seller have been audited by any taxing authority.  The Seller has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Seller for any period, nor of any basis for any such assessment, adjustment or contingency.  There are no agreements between the Seller and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return.

Section 5.7    Labor Matters.  The Seller is not a party or otherwise subject to any collective bargaining agreement with any labor union or association.  There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened against the Seller any labor disputes, strikes or work stoppages.  To the best of Seller’s and Auletta’s knowledge, the Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and, to its knowledge, is not engaged in any unfair labor practices.

Section 5.8    Compliance with Laws.  The Seller is, and at all times prior to the date hereof, has been in compliance with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of its assets or the operation of its businesses, except for failures to be in compliance that would not have a material adverse effect on the business, properties, condition (financial or otherwise) or prospects of the Seller.  The Seller has no basis to expect, nor has it received any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by the Seller.

Section 5.9    Title to Properties; Encumbrances.  Seller has (or will have at Closing) good and marketable title to all of the Purchased Assets, free and clear of all mortgages, claims, liens, security interests, charges, leases, encumbrances and other restrictions of any kind and nature.

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Section 5.10    Contracts and Leases.  Except as previously provided to Purchaser, the Seller does not (i) have any leases of personal property relating to the Purchased Assets, whether as lessor or lessee; (ii) have any contractual or other obligations relating to the Purchased Assets, whether written or oral; and (iii) have given any power of attorney to any person or organization for any purpose relating to the Purchased Assets or the business of PLATINUM.  The Seller has previously provided to Purchaser or will provide to Purchaser prior to the Closing Date each and every contract, lease or other document relating to the Purchased Assets to which it is subject or is a party or a beneficiary.  To Seller’s knowledge, such contracts, leases or other documents are valid and in full force and effect according to their terms and constitute legal, valid and binding obligations of the Seller and the other respective parties thereto and are enforceable in accordance with their terms.  Seller  has no knowledge of any default or breach under such contracts, leases or other documents or of any pending or threatened claims under any such contracts, leases or other documents. Neither the execution of this Agreement, nor the consummation of all or any of the transactions contemplated under this Agreement, will constitute a breach or default under any such contracts, leases (unless waived by Landlord) or other documents which would have a material adverse effect on the Purchased Assets.

Section 5.11    Insurance Policies.  Copies of all insurance policies maintained by the Seller relating to the operation of PLATINUM has been delivered or made available to Purchaser.  The policies of insurance held by the Seller are in such amounts, and insure against such losses and risks, as the Seller reasonably deems appropriate for its property and business operations.  All such insurance policies are in full force and effect, and all premiums due thereon have been paid.  Valid policies for such insurance will be outstanding and duly in force at all times prior to the Closing.

Section 5.12    Brokerage Commission.  The Seller represents and warrants that there is no broker and no brokerage commission associated with this asset sale and Seller shall indemnify, defend and hold harmless Purchaser and Rick’s from same.

Section 5.13    Disclosure.  No representation or warranty of the Seller or Auletta contained in this Agreement (including the exhibits and schedules hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF PURCHASER AND RICK’S

Purchaser and Rick’s hereby represent and warrant to the Seller as follows:

Section 6.1    Organization, Good Standing and Qualification.  Purchaser and Rick’s (i) are corporations  duly organized, validly existing and in good standing under the laws of the state of Texas; (ii) have all requisite power and authority to carry on its business; and (iii) are duly qualified to transact business and is in good standing in Texas.

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Section 6.2    Authorization.  Purchaser and Rick’s are corporations duly organized in the state of Texas and have full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby.  All action on the part of Purchaser and Rick’s necessary for the authorization, execution, delivery and performance of this Agreement by Purchaser and Rick’s has been taken or will be taken prior to the Closing Date.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid, and binding obligations of Purchaser and Rick’s enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally or by general equitable principles.

Section 6.3    Consents.  No permit, consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity is required on the part of Purchaser or  Rick’s  in connection with the execution and delivery by Purchaser and Rick’s  of this Agreement or the consummation and performance of the transactions contemplated hereby other than as may be required under the federal securities laws.

Section 6.4    No Conflicts.  The execution and delivery of this Agreement by the Purchaser and Rick’s does not, and the performance and consummation of the transactions contemplated hereby by the Purchaser and Rick’s will not (i) conflict with the articles of incorporation or bylaws of the Purchaser and Rick’s; (ii) conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, agreement or other instrument or obligation to which the Purchaser and Rick’s is a party or by which the Purchaser and Rick’s assets or properties are bound; or (iii) result in the creation of any encumbrance on any of the assets or properties of the Purchaser or Rick’s.

Section 6.5    Brokerage Commission.  No broker or finder has acted for the Purchaser or Rick’s in connection with this Agreement or the transactions contemplated hereby, and no person is entitled to any brokerage or finder’s fee or compensation in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser and Rick’s.

Section 6.6    Disclosure.  No representation or warranty of the Purchaser or Rick’s contained in this Agreement (including the exhibits and schedules hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII
CONDITIONS TO CLOSING OF
SELLER AND AULETTA

Each obligation of Seller and Auletta to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article VII, except to the extent that such satisfaction is waived by Seller and Auletta in writing.

Section 7.1    Representations and Warranties Correct.  The representations and warranties made by Purchaser and Rick’s contained in this Agreement shall be true and correct as of the Closing Date.

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Section 7.2    Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser or Rick’s on or prior to the Closing Date shall have been performed or complied with in all respects.

Section 7.3    Delivery of Certificate.  Purchaser and Rick’s shall provide to Seller and Auletta certificates, dated the Closing Date and signed by the President of Purchaser and Rick’s to the effect set forth in Section 7.1 and 7.2 for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

Section 7.4    Payment of Purchase Price.  Purchaser shall have tendered the Purchase Price for the Purchased Assets as referenced in Section 3.1 to the Seller concurrently with the Closing.

Section 7.5    Related Transactions.  The Related Transactions set forth in Section 4.3 shall be consummated concurrently with the Closing.

Section 7.6    New Lease Agreement.  Wire Way, the landlord under the existing Lease Agreement on the Premises, shall have agreed to and shall have terminated the lease with Seller upon Closing, receipt by Seller of the Purchase Price and the issuance of a sexually oriented business permit to Purchaser and, contemporaneously Wire Way and Purchaser shall execute a similar Lease Agreement under which Purchaser as tenant shall pay $45,000.00 month to Wire Way as Landlord.

Section 7.7    Corporate Resolutions.  Purchaser and Rick’s shall provide corporate resolutions of their Board of Directors which approve the transactions contemplated herein and authorize the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 7.8    Absence of Proceedings.   No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby against Purchaser or Rick’s.

  ARTICLE VIII
CONDITIONS TO CLOSING OF
PURCHASER AND RICK’S

Each obligation of Purchaser and Rick’s to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article VIII, except to the extent that such satisfaction is waived by Purchaser and Rick’s in writing.

Section 8.1    Representations and Warranties Correct.  The representations and warranties made by the Seller and Auletta shall be true and correct as of the Closing Date.

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Section 8.2    Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by the Seller and Auletta on or prior to the Closing Date shall have been performed or complied with in all respects.

Section 8.3    Delivery of Certificate.  Seller and Auletta shall provide to Purchaser and Rick’s certificates, dated the Closing Date and signed by the General Partner of Seller and Auletta to the effect set forth in Section 8.1 and 8.2 for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

Section 8.4    Delivery of Purchased Assets.  The Seller shall have delivered to Purchaser all instruments of assignment and bills of sale necessary to transfer to Purchaser good and marketable title to the Purchased Assets.

Section 8.5   Corporate Resolutions.  The Seller shall provide to Purchaser resolutions of the Seller which approves all of the transactions contemplated herein and authorizes the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 8.6    Ownership of Purchased Assets.  The Seller shall own not less than 100% of the Purchased Assets which represent all of the assets, personal, tangible and intangible that are required and material to the condition (financial or otherwise), business, operations or prospects of PLATINUM.

Section 8.7    Related Transactions.  The Related Transactions set forth in Section 4.3 shall be consummated concurrently with the Closing.

Section 8.8    Permits.  Purchaser shall possess all necessary permits, zoning classifications and other authorizations, whether city, county, state or federal, which may be needed to conduct topless entertainment with the sale of alcoholic beverages on the Premises and all such permits, zoning classifications and authorizations shall be in good order, and, unless otherwise waived by the Purchaser and Rick’s, without any administrative actions pending or concluded that may challenge or present an obstacle to the continued performance of topless entertainment and sale of alcoholic beverages at PLATINUM and the Certificate of Occupancy issued by the City of Dallas which zones the Premises for an adult oriented business shall be in full force and effect.

Section 8.9    No Assumption of Liabilities.  Neither the Purchaser nor Rick’s shall assume any liabilities as of the date of Closing.

Section 8.10  New Lease Agreement.  Wire Way, the landlord under the existing Lease Agreement on the Premises, shall have agreed to and shall have terminated the lease with Seller upon Closing, receipt by Seller of the Purchase Price and the issuance of a sexually oriented business permit to Purchaser and, contemporaneously Wire Way and Purchaser shall execute a similar Lease Agreement under which Purchaser as tenant shall pay $45,000.00 month to Wire Way as Landlord.

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Section 8.11    Satisfactory Diligence.  Purchaser and Rick’s shall have concluded their due diligence investigation of the Seller’s assets and shall be satisfied, in its sole discretion, with the results thereof.

Section 8.12    Absence of Proceedings.  No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against the Seller, Auletta or any of their assets.

Section 8.13   Board Approval.  The Board of Directors of Purchaser and Rick’s shall have approved all of the transactions contemplated hereby and shall have authorized the execution, delivery and performance of all agreements and documents referred to herein to which it is or is to be a party.

Section 8.14   Delivery of Additional $15,000.00 to Seller.  Purchaser shall pay Seller $15,000.00 for its role in D.A.F.E. and Purchaser shall substitute in for Seller therein.

ARTICLE IX
COVENANTS OF THE SELLER AND  AULETTA

Section 9.1      Stand Still.  To induce Purchaser and Rick’s to proceed with this Agreement, the Seller and Auletta agree that until the Closing Date or the termination of this Agreement, no representative of the Seller or Auletta will offer to sell or solicit any offer to purchase or engage in any discussions or activities of any nature whatsoever, directly or indirectly, involving in any manner the actual or potential sale, transfer, encumbrance, pledge, collateralization or hypothecation of any of the Purchased Assets.  The Seller and Auletta hereby agree to advise the Purchaser and Rick’s of any contact from any third party regarding the acquisition of the Purchased Assets or other investment in the Seller, or of any contact which would relate to the transactions contemplated by this Agreement.

Section 9.2    Access; Due Diligence.  Between the date of this Agreement and the Closing Date or the termination of this Agreement, Seller and Auletta shall permit the Purchaser and Rick’s to make inspections of the Premises and Seller shall discuss with the Purchaser and Rick’s and their authorized representatives the assets of Seller and Auletta as the Purchaser and Rick’s may from time to time reasonably want to discuss.

Section 9.3    Preservation of Business.  Subsequent to the execution of this Agreement, and prior to the Closing Date of this Agreement, the Seller will carry on its business and operate the business of PLATINUM in substantially the same manner as it has heretofore, consistent with past practices, and:

(a)
The Seller shall perform in all material respects all of its obligations under material contracts, leases and other documents relating to or affecting any of its assets, property or its business or the business of PLATINUM;

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(b)	The Seller will not sell, lease, transfer or assign any of its assets, tangible or intangible, other than inventory for a fair consideration, and in the ordinary course of business;

(c)
The Seller will operate its business and the business of PLATINUM in the ordinary course and consistent with past practices so as to preserve its business organization intact, to retain the services of its employees and to preserve its goodwill and relationships with suppliers, creditors, customers, and others having business relationships with it;

(d)	The Seller will not delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business; and

(e)           The Seller will not agree to take any action described in this Section 9.3

ARTICLE X
INDEMNIFICATION

Section 10.1    Indemnification from Seller and Auletta.  Seller and Auletta hereby agree to and shall indemnify, defend (with legal counsel reasonably acceptable to Purchaser and Rick’s), and hold Purchaser and Rick’s, its officers, directors, shareholders, employees, affiliates, agents, legal counsel, successors and assigns (collectively, the "Purchaser Group") harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury  (including reasonable attorneys= fees and costs of any suit related thereto) suffered or incurred by any of the Purchaser Group arising from: (a) any misrepresentation by, or breach of any covenant, representation or warranty of the Seller or Auletta contained in this Agreement, or any exhibit or other instrument furnished or to be furnished by Seller or Auletta; (b) any nonfulfillment of any agreement on the part of Seller or Auletta under this Agreement; (c) any liability or obligation due to any third party by the Seller or the business of PLATINUM arising or incurred at or prior to the Closing Date; (d) any suit, action or proceeding, against any of the Purchaser Group which arises from or which is based upon or pertaining to the conduct or the operation or liabilities of Seller or the business of PLATINUM at or prior to the Closing Date.

Section 10.2    Indemnification from Purchaser and Rick’s.  Purchaser and Rick’s agree to and shall indemnify, defend (with legal counsel reasonably acceptable to the Seller) and hold Auletta, Seller and its members, managers, employees, affiliates, agents, legal counsel, successors and assigns (collectively, the "Seller Group") harmless at all times after the date of the Agreement from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonably attorney’s fees and costs of any suit related thereto)  suffered or incurred by any of the Seller Group, arising from (a) any misrepresentation by, or breach of any covenant, representation or warranty of Purchaser and Rick’s contained in this Agreement or any exhibit, certificate, or other agreement or instrument furnished or to be furnished by Purchaser and Rick’s hereunder; (b) any nonfulfillment of any agreement on the part of Purchaser and Rick’s under this Agreement; or (c) any suit, action or proceeding against any of the Seller Group which arises from or which is based upon or pertaining to Purchaser’s conduct or the operation of the business of PLATINUM subsequent to the Closing Date.

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Section 10.3    Defense of Claims.  If any lawsuit enforcement action or any attempt to collect on an alleged liability is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party within ten (10) business days after receipt of  notice or other date by which action must be taken; provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates damage caused by such failure.  After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom, but the fees and expenses of such counsel shall be at the expense of such indemnified party, except to the extent that (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) the indemnifying party has failed after a reasonable period of time to assume such defense and to employ counsel; or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the indemnifying party and the position of such indemnified party, in which case the indemnifying party shall be responsible for the reasonable fees and expenses of no more than one such separate counsel.  The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Section 10.4    Default of Indemnification Obligation.  If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individuals or entities absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys= fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

Section 10.5    Survival of Representations and Warranties.  The respective representations, warranties and indemnities given by the parties to each other pursuant to this Agreement shall survive the Closing for a period ending twenty-four (24) months from the Closing Date (“Survival Date”).  Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made against the party required to indemnify (the “Indemnitor”) under this Agreement unless the party entitled to indemnification (the “Indemnitee”) shall have given the Indemnitor written notice of such claim as provided herein on or before the Survival Date.  Any claim for which notice has been given prior to the expiration of the Survival Date shall not be barred hereunder.

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ARTICLE XI
MISCELLANEOUS

Section 11.1    Termination of Agreement.  This Agreement shall terminate and be of no force and effect and all other agreements executed herewith shall be of no force and effect if:  (i) the transactions contemplated by this Agreement, including the sale of the Purchased Assets are not consummated on or before June 10, 2008, unless all of the parties hereto agree in writing to extend the Agreement; or (ii) all of the parties agree in writing to terminate this Agreement sooner.

Section 11.2    Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto.  Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

Section 11.3    Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

(a)	If to Seller or Auletta:	Attn: John Auletta
1595 N. Central Expressway, Suite 100
Richardson, Texas 75080

	with a copy to	Arthur Selander
Quilling Selander Cummiskey & Lownds, P.C.
2001 Bryan Street, Suite 1800
Dallas, Texas 75201

(b)	If to Purchaser or Rick’s:	Rick’s Cabaret International, Inc.
Attn: Eric Langan, President/CEO
10959 Cutten Road
Houston, Texas 77066

	with a copy to:	Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, Texas 77007

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A notice or communication will be effective (i) if delivered in person or by overnight courier, on the business day it is delivered; and (ii) if sent by registered or certified mail, three (3) business days after dispatch.

Section 11.4   Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 11.5    Assignment; Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.  No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.

Section 11.6    Public Announcements.   The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties.

Section 11.7    Entire Agreement.  This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

Section 11.8    Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws.  In any action between or among any of the parties, whether arising out of this Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Dallas County, Texas.

Section 11.9    Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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Section 11.10    Costs and Expenses.   Each party shall pay their own respective fees, costs and disbursements incurred in connection with this Agreement.

Section 11.11    Section Headings.  The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

Section 11.12    Attorney Review - Construction.  In connection with the negotiation and drafting of this Agreement, the parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

Section 11.13    No Third-Party Beneficiaries.  Nothing in this Agreement will confer any third party beneficiary or other rights upon any person or any entity that is not a party to this Agreement.

Section 11.14    Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Section 11.15    Further Assurances.  Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 11.16    Exhibits Not Attached.  Any exhibits not attached hereto on the date of execution of this Agreement shall be deemed to be and shall become a part of this Agreement as if executed on the date hereof upon each of the parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

Section 11.17    Gender.  All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender and the singular shall include the plural and vice versa, wherever appropriate.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

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IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement to become effective as of the date first set forth above.

RICK’S CABARET INTERNATIONAL, INC.

/s/ Eric Langan
By: Eric Langan, President

Date:	May 10, 2008

RCI ENTERTAINMENT (NORTHWEST HIGHWAY), INC.

/s/ Eric Langan
By: Eric Langan, President

Date:	May 10, 2008

NORTH BY EAST ENTERTAINMENT, LTD. BY NORTHEAST PLATINUM, LLC, ITS GENERAL PARTNER

Date:	May 10, 2008

/s/ John Auletta
JOHN AULETTA, SOLE MEMBER, of NORTHEAST PLATINUM, LLC

Date:	May 10, 2008

/s/ John Auletta
JOHN AULETTA, Individually

Date:	May 10, 2008

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